Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

WebMD Announces Fourth Quarter and Year End Financial Results

New York, NY (February 24, 2015)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced fourth quarter and full year financial results for 2014.

“We are pleased to report financial results for 2014 that are at the high end of our revenue and earnings expectations,” said David Schlanger, Chief Executive Officer, WebMD. “We deliver our content and tools on the platforms that our users and advertisers are interested in, and the result has been strong growth in both our mobile traffic and revenue. In 2014, 34% of our advertising revenue was delivered on a mobile device.”

Financial Highlights

For the three months ended December 31, 2014:

•	Revenue was $162.7 million, compared to $146.3 million in the prior year period, an increase of 11%. Advertising and sponsorship revenue was $127.0 million compared to $120.2 million in the prior year period. Private portal services revenue was $28.6 million compared to $21.9 million in the prior year period. Information services revenue was $7.1 million compared to $4.2 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $48.1 million, compared to $40.6 million in the prior year period, an increase of 18%.

•	Net income was $16.3 million or $0.38 per diluted share, compared to $10.8 million, or $0.25 per diluted share in the prior year period. Net income in the current year period would have been $15.2 million, or $0.36 per diluted share, without the effect of a $1.1 million after tax gain on discontinued operations resulting from the resolution of tax indemnification liabilities related to the 2009 sale of Porex. Net income in the prior year period would have been $11.8 million, or $0.27 per diluted share, without the effect of an after-tax loss on convertible notes of $1.0 million.

For the twelve months ended December 31, 2014:

•	Revenue was $580.4 million compared to $515.3 million in the prior year period, an increase of 13%. Advertising and sponsorship revenue was $454.0 million compared to $417.0 million in the prior year. Private portal services revenue was $103.2 million compared to $82.1 million in the prior year. Information services revenue was $23.3 million compared to $16.2 million in the prior year.

•	Adjusted EBITDA was $158.6 million compared to $122.9 million in the prior year, an increase of 29%.

•	Net income was $42.1 million or $1.00 per diluted share compared to $15.1 million or $0.31 per diluted share in the prior year. In the current year, net income would have been $40.9 million, or $0.97 per diluted share, without the effect of the $1.1 million after tax gain on discontinued operations noted above. In the prior year, net income would have been $18.9 million, or $0.39 per diluted share, without the effect of an after-tax loss on convertible notes of $3.0 million and after-tax severance expenses of $0.8 million.

Traffic Highlights

Traffic to the WebMD Health Network during the fourth quarter reached an average of 190 million unique users per month generating 3.70 billion page views for the quarter, increases of 22% and 17%, respectively, from the prior year period.

Balance Sheet Highlights

During the quarter, WebMD used: $25.1 million in cash to repurchase 676 thousand shares of its common stock under its stock repurchase program. Under the repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

As of December 31, 2014, WebMD had: approximately $707 million in cash and cash equivalents; $952 million in aggregate principal amount of convertible notes outstanding; and approximately 37.2 million shares of its common stock outstanding (including approximately 900 thousand unvested shares of restricted stock).

Subsequent to the end of the fourth quarter, WebMD used $3.2 million in cash to repurchase 84 thousand shares. As of today, approximately $32 million remains available for repurchases under its stock repurchase program.

Financial Guidance

Today WebMD issued financial guidance for the first quarter and full year 2015.

For the full year ending December 31, 2015, WebMD expects:

•	Revenue to be approximately $615 million to $635 million, an increase of approximately 6% to 9% from the prior year.

¡	Approximately $486 million to $502 million of revenue is expected to be from advertising and sponsorship, an increase of 7% to 11% from the prior year. Growth in advertising and sponsorship will be driven by growth in revenue from biopharma customers of approximately 12% to 15% in 2015.

¡	Approximately $105 million to $108 million of revenue is expected to be from private portals services, an increase of 2% to 5% from the prior year.

¡	Approximately $24 million to $25 million of revenue is expected to be from information services, an increase of 3% to 7% from the prior year.

•	Adjusted EBITDA to be approximately $180 million to $190 million, an increase of approximately 13% to 20% from the prior year.

•	Net income to be approximately $50.5 million to $59.5 million.

For the first quarter of 2015, WebMD expects:

•	Revenue to be approximately $141 million to $143 million, an increase of approximately 5% to 7% from the prior year period.

•	Adjusted EBITDA is expected to be approximately $37 million to $38 million, an increase of approximately 11% to 14% from the prior year period.

•	Net income to be approximately $8.5 million to $9.5 million.

“The external environment for biopharma advertisers, our largest customer base, is robust and sales activity with these customers has been strong in recent quarters,” said Mr. Schlanger. “As a result, we expect revenue from biopharma to grow 12% to 15% in 2015.”

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange

Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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